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                                                                    EXHIBIT 99.2


                                                                    NEWS RELEASE


COMPANY CONTACT
Sara Breuer, Corporate Communications Manager
SI Diamond Technology, Inc.
512.339.5020 x104


FOR IMMEDIATE RELEASE


                     SI DIAMOND TECHNOLOGY, INC. ANNOUNCES

         LETTER OF INTENT TO SELL ELECTRONIC BILLBOARD TECHNOLOGY, INC.

                                   SUBSIDIARY


AUSTIN, Texas, September 17, 1998 -- SI Diamond Technology, Inc. (OTCBB: SIDT) announced today that it has signed a letter of intent to sell its Electronic Billboard Technology, Inc. subsidiary for a total of approximately $5,000,000 in cash, subject to minor working capital adjustments, to EBT Acquisition Company. SIDT will also have the right to acquire warrants that, if exercised, would result in SIDT owning approximately 8% of EBT Acquisition Company. EBT Acquisition Company is a newly-formed Delaware corporation. Certain Directors, Officers, and employees of SIDT will be shareholders of EBT Acquisition Company. The sale is contingent upon EBT Acquisition Company raising sufficient capital to complete the transaction and the receipt of a favorable fairness opinion to be issued by an investment banker retained by SIDT.

     SIDT will use the proceeds from this transaction to fully capitalize its remaining subsidiary, FEPET, and buy back shares of its common stock in the open market.

     "This transaction will be a tremendous win/win situation for both subsidiaries. EBT is moving into a stage of needing significant capital (which will be easier to raise as a private company) to produce and promote its products, while FEPET is very close to becoming self sufficient," said Marc Eller, Chairman and CEO of SI Diamond. "Furthermore, by using a significant portion of the funds to buy back shares, SI Diamond will offset a portion of the substantial dilution that was created by the issuance of convertible preferred securities," added Eller.

     An SIDT investor conference call is set for Friday, September 18, 1998 at 10:30 a.m. E.S.T. to discuss this release. Interested participants should call
(719) 457-0700 five to ten minutes before the scheduled start time.

     SI Diamond Technology is a holding company consisting of two subsidiaries. The Field Emission Picture Element Technology subsidiary utilizes SIDT's proprietary technology for the development of diamond films for use in flat panel displays -- the display of the future. The Electronic Billboard Technology subsidiary is geared toward the commercialization of electronic digitized sign technology.

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